Exhibit a(5)

                                             BT INSURANCE FUNDS TRUST

                        CERTIFICATE OF AMENDMENT TO THE DECLARATION OF TRUST


         The undersigned, being all the Trustees of BT Insurance Funds Trust (the "Trust"), hereby certify that pursuant to Article VIII, Section 8.3 of the Trust's Declaration of Trust (the "Declaration of Trust") dated January 18, 1996, the following resolutions were duly adopted by the majority of the Trustees of the Trust at a Board meeting held on July 27, 1999:


RESOLVED: That the Declaration of Trust dated January 18, 1996, as amended to date, is hereby further amended so as to change the address of the Trust to 101 Federal Street, Boston, MA 02110; and further

RESOLVED: That the appropriate officers of the Trust be, and each hereby is, authorized -------- and empowered to execute all instruments and documents and to take all actions, including the filing of an Amendment to the Trust's
Declaration of Trust with the Secretary of State of the Commonwealth of Massachusetts and the Clerk of the City of Boston, Massachusetts, as they or any one of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of the foregoing vote.



     IN WITNESS WHEREOF, the undersigned has executed this amendment as of this 9th day of September, 1999.


/s/William E. Small                                  /s/Desmond G. FitzGerald
(William E. Small)                                   (Desmond G. FitzGerald)



/s/Robert R. Coby                           /s/James S. Pasman, Jr.
(Robert R. Coby)                            (James S. Pasman, Jr.)